                                                                    EXHIBIT 12.1

                      THE HOME DEPOT, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                       ($ IN MILLIONS, EXCEPT RATIO DATA)

                                                              FISCAL YEAR (1)
                                              -----------------------------------------------
                                                2001      2002      2003      2004      2005
                                              -------   -------   -------   -------   -------
Earnings Before Income Taxes                  $ 4,957   $ 5,872   $ 6,843   $ 7,912   $ 9,282
Less:  Capitalized Interest                       (84)      (59)      (50)      (40)      (51)
Add: Minority Interest Income                       -         -         -         -         -
     Portion of Rental Expense under
         operating leases deemed to be
         the equivalent of interest               122       132       145       170       191
     Interest Expense                             110        96       112       110       194
                                              -------   -------   -------   -------   -------
Adjusted Earnings                             $ 5,105   $ 6,041   $ 7,050   $ 8,152   $ 9,616
                                              =======   =======   =======   =======   =======

Fixed Charges:
     Interest Expense                         $   110   $    96   $   112   $   110   $   194
     Portion of Rental Expense under
         operating leases deemed to be
         the equivalent of interest               122       132       145       170       191
                                              -------   -------   -------   -------   -------
Total Fixed Charges                           $   232   $   228   $   257   $   280   $   385
                                              =======   =======   =======   =======   =======

Ratio of Earnings to Fixed Charges (2)           22.0x     26.5x     27.4x     29.1x     25.0x

(1) Fiscal years 2005, 2004, 2003, 2002, and 2001 refer to the fiscal years ended January 29, 2006, January 30, 2005, February 1, 2004, February 2, 2003 and February 3, 2002, respectively. Fiscal year 2001 consisted of 53 weeks.

(2) For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of earnings before income taxes and minority interest plus fixed charges, excluding capitalized interest. "Fixed charges" consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and one-third the portion of rental expense under operating leases, which is deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:

          (earnings before income taxes and minority interest)+(fixed charges)-(capitalized interest)
           ----------------------------------------------------------
                                (fixed charges)